Exhibit 99.1

PRESS RELEASE

Autoliv Swedish Depository Receipts: Changes to Terms and Conditions, ISIN-code, and Withholding Agent

(Stockholm, Sweden, January 16, 2024) – Following Euroclear Sweden’s termination of its agreement to act as Withholding Agent, Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb) today announces upcoming changes to its Autoliv, Inc. Swedish Depository Receipts (SDRs). The SDRs will receive a new ISIN code as of February 29, 2024, with updated terms and conditions. Skandinaviska Enskilda Banken (SEB) will assume the role as Withholding Agent in its capacity as issuer of Autoliv SDRs.

As Euroclear Sweden is no longer the Withholding Agent, it is necessary to change the ISIN code to enable SEB to serve as the new Withholding Agent. As of the date the new ISIN is effective, it will no longer be possible to hold Autoliv SDRs as owner registered holdings in a CSD account (Swedish: VP konto) with Euroclear Sweden. Such owner registered holdings in CSD accounts either (i) must be transferred to a custody account with a bank, or securities institution, which holds the role as nominee in Euroclear Sweden prior to February 29, 2024 or (ii) such Autoliv SDRs will automatically be converted to Autoliv Common Stock which is denominated in U.S. dollars and traded on the New York Stock Exchange. Affected SDRs holders will receive separate information around this by mail from Computershare but can also retrieve information on Autoliv’s website as outlined below.

In order for you as owner of Autoliv SDRs to not be subject to so-called double taxation of potential future Autoliv dividends, your bank/custodian/nominee needs to be a Qualified Intermediary (QI) with a tax agreement with the US Internal Revenue Service (IRS). If your bank/custodian/nominee does not have a QI tax agreement with the IRS, higher US withholding tax will be charged to dividends than if your bank/custodian/nominee has a QI agreement. It is therefore important that you contact your bank/custodian/nominee that holds your SDRs to ensure that it has a QI agreement.

The record date for the ISIN change is February 29, 2024. The last day of trading for the current ISIN code is February 27, 2024. The first day of trading on Nasdaq Stockholm with the new ISIN code is February 28, 2024. During the period of February 26 thru February 29, 2024, it will not be possible to convert between Autoliv SDRs and Autoliv, Inc. Common Stock traded on the New York Stock Exchange.

More information, including the updated terms & conditions, will be made available on Autoliv's website (http://www.autoliv.com/investors/share/SDR).

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71
Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world as well as mobility safety solutions, such

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20600 E-mail: gabriella.etemad@autoliv.com as pedestrian protection, connected safety services and safety solutions for riders of powered two wheelers. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2022, our products saved close to 35,000 lives and reduced more than 450,000 injuries.

Our close to 70,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We drive innovation, research, and development at our 14 technical centers, with their 20 test tracks. Sales in 2022 amounted to US $ 8.8 billion. For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600